Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz

President and

Chief Executive Officer

Telephone:	(360) 828-0700

BBSI INCREASES SHARE REPURCHASE PROGRAM

AND QUARTERLY CASH DIVIDEND

VANCOUVER, WASHINGTON, November 16, 2007 - Barrett Business Services, Inc. (Nasdaq trading symbol: BBSI) announced today that its board of directors has increased the number of shares the Company is authorized to repurchase under its share repurchase program from 500,000 shares to one million shares.

The Company's board also declared a regular quarterly cash dividend of $0.08 per share, an increase of $0.01 per share. The cash dividend will be paid on December 14, 2007 to all stockholders of record as of November 30, 2007.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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